Exhibit 10.8

Supplements to Lease Contract

No: City Construction & Development WuJingZuZi (2003) No. 79

Lessor:

Guangzhou Urban Construction & Development Co., Ltd (hereinafter referred to as Party A)

Lessee:

Guangzhou Media Message Technologies Inc. (hereinafter referred to as Party B)

This Supplement Contract is reached by and between both parties concerning house lease by Party B from Party A for office use in accordance with the laws and regulations of PRC on the principles of equality and mutual interests via friendly negotiation.

Chapter 1 Address and Use of Property

1.1	Address and area of property: Building 10, New Creativity Mansion, No. 123, Tiyu West Road, Tianhe District, Guangzhou City with a leasing area of 1486.404 square meters. Party A shall provide the property to Party B with status in quo.

1.2	If the leasehold area is less or more than that stated in the Clause 1.1 of the supplement contract through actual measurement by Guangzhou Housing Administration Bureau or other agencies approved by the local government, the house rent shall be calculated by actual area with refund for any overpayment or a supplemental payment for any deficiency.

1.3	Party A agrees Party B to use the leasehold as office and operate legally without any interference from Party A. Henceforth, if Party B applies the leasehold for other purposes without written agreement given by Party A, Party A has the right to interdict or terminate the supplement contract in advance and Party B shall be responsible for all economical and legal liabilities.

Chapter 2 Term of Lease

2.1	The term of the supplement contract shall be 3 years since 26 September 2003 to 25 September 2006 with 3 months of fitment for exemption of rent (i.e., pay the rent since 26 December 2003).

2.2	If Party B terminates this contract in 3 months advance written notice after completing 24 months rental period, it can return the premises after settling all the payments and Party A shall refund deposit to Party B without interest.

Chapter 3 Rent and Payment Method

3.1	The unit price of rent is 80 Yuan per square meter per month and monthly rent is 118.912 Yuan. If the rent is calculated by natural month and the lease term is less than a natural month, the rent of leasehold shall be counted by “monthly rent x days of actual lease /30”.

3.2	Party B shall pay the lease rent to Party A before the fifth day of each month (postponed to the first working day after any legal holiday if there is), and Party A shall offer legal tax invoices to Party B within 3 days since receiving the rent. On the date of signing this supplement contract, Party B shall pay the rent for the first two months (i.e., the rent for the period from 26 December 2003 to 31 January 2004) in the total of 142, 69404 Yuan.

3.3	The second method is applied by Party B for rent payment:

(1)	Submit the payment at the Financial Office, Property Operation Department, Building 13, No 189, Tiyu West Road, Guangzhou;

(2)	Bank transfer (Account Name: Guangzhou Urban Construction and Development Co., Ltd; Account No: 4405-8130101-20000567-12; Opening Bank: Tianhe Sub-branch, Guangzhou, China Construction Bank): Party B shall fax Party A the bank in slip before the fifth day of every month, and the receipt is effective upon the confirmation from Party A.

Chapter 4 Delivery of Property

4.1	Party A shall deliver the property in status quo to Party B on 26 September 2003 when the representatives from both parties shall be presented to inspect the handover of leasehold and sign relevant confirmation letter.

4.2	All electric equipment in the leasehold shall be installed by Party B at its own cost.

Chapter 5 Performance Guaranty Money

5.1	Party B shall pay a Performance Guaranty Money equivalent to the amount of 2 months’ rent to Party A (i.e., RMB 237,824.00 Yuan).

5.2	When the supplement contract expires or conditions of Clause 2.2 are met, and after, the exactly amount of the Performance Guaranty Money without interest shall be refunded from Party A to Party B within 14 days after Party B has settled all the payment without violating any part of this supplement contract.

5.3	In the event that Party A fails to deliver the property on 26 September 2003 and Party B agrees to a postponed devilry, the lease commencement date shall be also postponed accordingly, where an overdue delivery shall not be considered to be committed by Party A. Nevertheless, if such inaction of Party A continues after 8 October 2003, Party B shall have the right to determine either rescinding this supplement contract, where Party A shall refund the rent as well as the deposit to Party B within seven days since being informed of the cancellation of this contract without further compensation liability, or proceeding with this lease, in which case Party A shall render a penalty as prescribed in Clause 12.1.

Chapter 6 Other Payment

6.1	All fees and charges arising during the actual operation period (including fees for water and electricity usage) shall be paid by Party B at its own cost to the concerned agencies on the basis of monthly actual usage.

6.2	Party B shall pay the telephone installation fee and telephone charges to the Telecommunication Bureau at its own cost.

6.3	Guangzhou Huigao Property Management Co., Ltd is responsible for the property management of the leasehold. After signing of this supplement contract, Party B shall register use of property to the management office of this mansion and sign a Property Management Contract. A monthly management fee of 16 Yuan per square meter shall be paid directly to Management Company (standards and scope of property management service are detailed in Property Management Contract).

6.4	Each party shall be responsible for stamp tax and registration fee occurred related to this supplement contract respectively according to the government regulations.

Chapter 7 Rights and Obligations of Party A

7.1	Party A guarantees its genuine proprietorship of the property and use of land where such property stands.

7.2	Party A shall provide two parking lots to Party B free of charge in the term of this supplement contract.

7.3	Party A shall provide the property to Party B as regulated in Article 4 and guarantee the property up to the safe code and suitable for office use.

7.4	During the lease term, Party A shall supply the right of use of the public area and facilities of Floor 10, New Creativity Mansion to Party B free of charge. Any reconstruction plan Party B intends to conduct at its own cost to the public areas shall be approved by Party A in written form. Party B shall restore the fitment and facilities of pubic areas to its original conditions before moving out from the leasehold.

7.5	When Party B transacts various applications and registrations, Party A shall provide relevant drawings, materials and all necessary cooperation. Party B shall be responsible for such application and registration procedures at its own cost.

7.6	Party A shall have the right with consent given by Party B in advance to enter into the leasehold to inspect its structure. In the valid period of this supplement contract, a written inform shall be delivered to Party B to Party A for any intended maintenance engineering to the leasehold’s structure. In such case, Party B shall provide cooperation without justifiable reason and Party A shall give certain deduction or exemption of the rent based on to what degrees its construction has influenced operation of Party B.

7.7	During the lease term, Party A shall inform Party B in written form of its intention to transfer the leasehold three months in advance and Party B shall respond expressly to such intention of transfer within ten days since its receipt, or otherwise, it shall be considered to give up its preemption. Any change of leasehold’s proprietorship dose not affect this lease by Party B. Party A guarantees to make the transferee familiar with rights and obligations of both parties under this supplement contract. The transferee shall be entitled to all rights and obligations of original lessor since such transfer takes effective.

7.8	During the lease term, Party A shall offer any necessary cooperation in case that Party B or its affiliated enterprises that are actually using this leasehold are required to register to the administrations for commerce and industry or the taxation bureau or to apply for other relevant license or documents.

7.9	Party A shall be responsible for maintenance and repair of main structure, wall, drainage facility, pipe, wires and etc. and guaranty normal supply of water and electricity supply except force majeure and other factors not caused by Party A.

7.10	After the fitment project is completed, Party A shall assist Party B to pass the fire fighting inspection and others required by the government.

7.11	Party A shall be responsible for all the losses of building and its lessees and personal or assets safety due to its own fault.

Chapter 8 Rights and Obligations of Party B

8.1	Party B shall not use the property for other purpose not specified by this supplement contract without the written agreement of Party A and approval from affiliated agencies of government. Party B pledges that all of its business activities inside the leased property shall accord with laws and regulations of China and not to carry any illegal activity, or otherwise, shall bear the legal sequences arising out therein.

8.2	Party B shall pay all the rents and charges to Party A as scheduled by this supplement contract in full amount.

8.3	Any intended inner fitment to the leasehold of Party B shall not affect its structural and use safety and the construction shall not be commenced unless the engineering plan has been agreed upon by Party A and the management office of the mansion and reported to the concerned authorities. If the fitment involves connection, modification or move of air conditioning and fire fighting systems, a written consent from the management office of the mansion is a must. Such fitment project shall be undertaken by the appointed construction team by the management office, the relevant costs payable by Party B. After completion of the fitment, Party B shall report to the management office and the concerned authorities for inspection so as to determine whether the construction meet up to the approved criterion.

8.4	Except for the need of operation, Party B shall not store any flammable and explosive in the leasehold and shall be responsible for all the losses of the building and its lessee or accident that endangers the safety of people’s body and finance caused by wrong use or breach of duty of Party B.

8.5	During the lease term, Party B shall take charge of the repair of the equipment and facilities as well as the repair and maintenance of conditioner mainframe system.

8.6	Party A agrees that Party B may re-let or sublet all or part of the leasehold to its affiliated institutions, which shall have the same rights with Party B in the valid period of the supplement contract. The affiliated institutions include Guangdong Sina Internet Information Service Co., Ltd, Beijing Sina Information Technology Co., Ltd, Beijing Sina Internet Information Service Co., Ltd, Beijing Sina Interactive Advertising Co., Ltd, Beijing Star-Village.com Cultural Development., Co., Ltd , Star Village.com (Beijing) Internet Technology Ltd. and any other institutions controlled directly or indirectly by Sina Group that Party B has informed Party A in the written form in advance.

8.7	Party A possesses the legal property right of Floor 9 of New Creativity Mansion. Party B shall have the preemptive right to lease part or all of the leasehold in 12 months since the supplement contract comes into effect under the following conditions:

(1)	Party A intends to lease this property;

(2)	If any third party intends to lease this property, Party B shall express its willingness to accept such lease or not within 10 working days since being notified in writing from Party A;

(3)	The condition provided by Party B shall be superior to that of the third party.

(4)	Both parties shall sign a written lease contract.

Chapter 9 Insurance

9.1	During the lease term, Party A shall be responsible for the insurance of the chief structure of the building.

9.2	During the lease time, the insurance against any and all assets devoted by Party B and its operations shall be covered by Party B.

Chapter 10 Expiration & Termination of Supplement Contract

10.1	During the lease term of this contract, the supplement contract may be terminated in advance via negotiation by both parties.

10.2	Party A has the power to terminate the supplement contract in advance and require compensation from Party B for all its losses under either of the following conditions:

A.	Rent payment is overdue for over one month by Party B;

B.	Party B applies the property for other use without written agreement of Party A;

C.	Party B relets the property to others without written consent from Party A;

D.	Party B applies the leasehold for any illegal activities that impair public interests;

E.	The total default of water, electricity or property management fees is more than one month’s rent.

10.3	If Party A has breached any guarantee or liability under this supplement contract and fails to render any remediation in the remedy period noted by Party B that results in abnormal use of the leasehold, Party B shall have the right to terminate the supplement contract in advance and request compensation from Party A for all its losses arising from therein.

Chapter 11 Relet and Treatment of Property after Expiration

11.1	Upon expiration of this contract, Party B shall propose extension of lease in written form to Party A 3 months in advance if it intends. Under equal condition, Party B shall have the priority to relet the leasehold.

11.2	When the supplement contract expires, Party A agrees Party B to relet this leasehold for another 2 years (i.e., from 26 September 2006 to 25 September 2008) under the following conditions:

(1)	Party B proposes its releting intention to Party A 3 months prior to the expiration of the supplement contract;

(2)	All articles and clauses of the lease contract remains still except for those concerning agreements of rent;

(3)	The specific amount of rent shall refer to the market standard (such as the mansion) when both parties sign the relet contract. On the increasing of the rent, the amplitude of releting rent shall be no more than 5% of that as stipulated in this supplement contract;

(4)	Both parties sign a written relet contract.

11.3	In case of termination in advance, cancellation or expiration of this supplement contract, Party B shall return of the leasehold in a status when such party moving from therein to Party A and have the right to remove and resume all equipment and facilities invested by itself, excluding those that have been inlaid into the main structure of the leasehold. Party B shall move all its equipment and facilities out from the leasehold within 7 days since expiration or advanced termination and cancellation of this supplement contract.

Chapter 12 Default Liabilities

12.1	In the event that Party B cannot use the leasehold normally owing to Party A’s overdue delivery or any other reasons, Party B shall be entitled to a penalty equal to 2‰ of the monthly rent as well as right of recourse for any loss arising from therein from Party A during such period.

12.2	In case that Party B fails to pay the rent in full amount to Party A as prescribed in this supplement contract, Party A shall have the right to collect a late fee amounting to 2‰ of the monthly rent for each overdue day, as well as seek compensation for any loss arising from therein from Party B.

12.3	Any unilateral termination of this supplement contract shall be deemed as a breach of this supplement contract except for the termination clause expressly stated in this supplement contract. The breaching party shall compensate the other party for any loss arising from advanced termination of this contract.

12.4	In addition to the aforesaid stipulations contained in the previous clauses, either party that violates this contract shall render corrective actions within seven days since being notified by the other party, unless otherwise regulated by this supplement contract, which if fails, the other party shall have a right of recourse. Nevertheless, whether the non-breaching party gives notification of breach to the breaching party shall not be considered as a precondition to claim indemnity from breaching party.

12.5	Party B shall not throw this lease in the first 24 months of the lease term. Otherwise, the deposit shall not be refunded.

Chapter 13 Force Majeure

13.1	In the event that either party can neither continue to perform its obligations under this contract for over thirty days nor render any remedy within 30 days owing to any force majeure, including but without limitation to explosion, fire, lightening, earthquake, typhoon, war, riot or civil strife, the other party may propose termination of this supplement contract in written form. In such case, either party shall be waived from any liabilities for breaching. Simultaneously, Party A shall refund the deposit, the rent for the rest of lease term as well as other payment to Party B.

Chapter 14 Notice & Its Delivery

14.1	Any notice in relation to this supplement contract shall be in writing in Chinese language from one party to another party. The delivery time for such notice shall be the delivered time if by any designated person, or confirming time if by fax. Any notice delivered directly by designated person shall be signed by the recipient and sealed with the company’s common seal and shall be considered to have been delivered, if by mail, upon signing and receipt by any recipient.

Chapter 15 Settlement of Disputes

15.1	Both parties shall seek settlement for any disputes taking place when performing this supplement contract through consultation with goodwill, which if fails, either party may file a suit to the competent people’ court for settlement of such dispute.

Chapter 16 Effectiveness of Supplement Contract & Miscellaneous

16.1	Both parties agree to do its best not to disclose this supplement, especially those articles concerning the rent and other contents, to the mass media or the public.

16.2	The conclusion, effectiveness, explanation, performance and settlement of disputes of the supplement contract shall be governed by the laws of People’s Republic of China. In case of any contradiction between this supplement contract and the standard lease contract compiled by Guangzhou Housing Administration Bureau, this contract shall prevail.

16.3	This contract is made into 7 copies, 6 copies for Party A, 1 copy for Party B, all with equal binding force.

16.4	Both parties may make other complements to this supplement contract for any issue not covered by this contract with reference to the relevant laws and regulations of the state, which shall have equal binding force.

16.5	This supplement contract shall come to effect since the date when being signed and sealed by the representatives of both parties.

Lessor (Party A): Guangzhou Urban Construction and Development Co., Ltd
Legal address: Urban Construction Mansion, No.189, Tiyu West Road, Guangzhou
Authorized representative: /s/
Tel: 020-39-8799388

Lessee (Party B): Guangzhou Media Message Technologies Inc.
Legal address: Room 1201, Tian he Business Building, No 8 Zhong Shan AV.W Guangzhou , China
Authorized representative: (Signature) /s/ Cai Fung
Tel: 020-87579569

Date of Signing:               September 2003